Exhibit 10.11

EXCLUSIVE SONGWRITING AGREEMENT
As Amended

    THIS AGREEMENT made and entered into as of March 1, 2012 by and between Timothy Ray Rushlow ("Composer") and Rushin Music ("Copublisher"). whose address is 617 Sugar Tree Lane, Franklin, TN 37064, (Composer and Copublisher are sometimes referred to herein jointly as "Composer") on one hand, and Liquid Spins, Inc.  (Publisher"), whose address is 5525 Erindale Drive Suite 200, Colorado Springs, Co. 80918, on the other hand.

    IN CONSIDERATION of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties do hereby agree as follows:

    1.  Engagement and Exclusivity.   Composer agrees to render Composer's exclusive services to Publisher as an author, composer, arranger and adaptor of musical compositions during the term hereof. Composer agrees not to write, compose, arrange or adapt musical compositions for anyone other than Publisher during the term of this agreement. Composer further agrees to devote the necessary time, attention, skill and energy to Composer's duties hereunder and to render Bothend that the intent and purposes of this agreement may be fully realized and achieved.

   2.  Grant of Rights.

       2.01      Composer hereby assigns to Publisher Composer's entire interest in and to all musical compositions and related works and materials written, composed, arranged, adapted or acquired in whole or in part by Composer (or by any person or entity owned or controlled by Composer in whole or in part) prior to the term hereof that has not been previously assigned to a third party publisher or during the term of this agreement (collectively the "Compositions") together with all copyrights therein and all renewals and extensions thereof throughout the world (the "Territory"), as well as all other rights of whatsoever nature therein, whether now in existence or hereafter coming into existence. The rights herein granted and assigned to Publisher in the Compositions shall include, without limitation, the right to reproduce the Compositions in copies or phonorecords, to prepare derivative works based upon the Compositions, to distribute copies or phonorecords of the Compositions, and to perform and display the Compositions publicly. All rights herein granted and assigned shall vest in Publisher immediately upon creation or acquisition of each Composition or any portion thereof. Composer warrants, represents and covenants that Exhibit A attached hereto accurately sets forth each Composition in existence as of the date hereof that has not been assigned to a third party publisher (the "Pre-existing Compositions").

       2.02      Publisher agrees to exert reasonable efforts to commercially exploit the Compositions in accordance with its customary business practices. Notwithstanding the foregoing, however, the method, manner and timing of any efforts to exploit any one or more of the Compositions, including the publication of sheet music or other printed editions, or the production of demonstration recordings thereof, or the decision to refrain therefrom, shall be determined by Publisher in its discretion.

       2.03      Notwithstanding anything contained herein to the contrary, Publisher shall not do any of the following during the term of the agreement in the United States without Composer's prior consent in each instance (provided Composer is reasonably available personally to consent or withhold consent):

(a) authorize the issuance of a mechanical license at less than the then-applicable statutory mechanical copyright royalty rate, except in connection with those types of uses for which reduced-rate licenses are then customarily granted by music publishers generally;

(b) authorize the synchronization of any Composition in (1) a film or television program which, at the time of the license, Publisher had reason to know bore a rating of "NC-17" or the equivalent, or (2) any advertisement relating to political campaigns, social causes, tobacco products, intimate personal hygiene products, religious matters or firearms (Composer shall not be entitled to withhold consent to any such license for financial reasons [e.g., in order to obtain payment of a designated amount in respect of such use]); or

(c) authorize any substantial change in the English language title and/or lyrics or melody of a Composition (which shall not be deemed to prohibit changes related to a change of gender).

   3.  Delivery and Instruments of Transfer.    Composer shall prepare and deliver to Publisher completed manuscripts, lead sheets or sound recordings and typed lyric sheets of each Composition hereunder immediately after the creation or acquisition thereof. Upon delivery of each Composition, Composer shall execute a separate instrument of transfer (in the form of Exhibit B annexed hereto, the provisions of which are incorporated herein and made a part hereof) with respect thereto. Thereafter, Composer shall also execute and deliver to Publisher such other documents and instruments with respect to the Compositions as Publisher, in its judgment, may deem necessary or desirable to effectuate the intent and purposes of this agreement or to evidence the rights granted to Publisher herein. Notwithstanding the foregoing, Composer hereby grants to Publisher the power of attorney to execute on Composer s behalf, any such instrument of transfer or any other document or instrument required or desired to be executed by Composer hereunder which is consistent with the terms hereof, and such agreement, document or instrument thereupon shall be fully valid, effective and operative as if personally executed by Composer. Said power of attorney shall be irrevocable and coupled with an interest and shall survive the termination of this agreement. With the exception of short-form assignments, copyright registration applications and copyright renewal applications, Publisher shall not exercise the foregoing power unless and until Composer fails to execute the document in question within five (5) days after Publisher's request that Composer do so. Publisher may dispense with the foregoing waiting period when necessary in Publisher's judgment to protect or enforce Publisher's rights, which shall not be a breach of this agreement. Notwithstanding the foregoing, the power of attorney herein granted may not be exercised by Publisher to grant to itself rights in any Composition after the proper exercise by Composer of the right to terminate a prior grant of such Composition under the applicable provisions of the United States Copyright Laws.

    4.  Royalties.     Publisher shall pay Composer as royalties with regard to each Composition an amount equal to:

4.01     Fifty percent (50%) of any and all Gross Receipts derived from printed (including, without limitation, name and likeness print royalties attributable to Composer), mechanical, synchronization, performance and all other uses of the Compositions, provided that Composer shall not be entitled to share in Publisher's share of any sums received by Publisher with respect to public performances of the Compositions from any performing rights organization which pays a share of performance fees directly to writers or composers or any sums payable pursuant to the Audio Home Recording Act 17 U.S.C. §1001. et seq. ("AHRA").

4.02     Publisher shall not be required to pay royalties on professional or complimentary copies or any copies or derivative works which are distributed or sold at or below Publisher's cost or for promotional or similar purposes. In the event any Composition is cowritten by Composer and another person or persons, Publisher shall pay to Composer a share of the foregoing sums corresponding to Composer's authorship interest in the Composition.

4.03     The term "Gross Receipts" shall mean the gross sums actually received by Publisher or its agent in the United States (or credited against an outstanding advance previously paid Publisher to the extent Composer did not receive his share of said advance pursuant hereto), reduced by collection fees actually charged by any collection agent, subpublisher or organization (including, without limitation, subpublishers affiliated with Publisher) or legal fees, court costs, accounting fees or other direct costs incurred by Publisher in the collection of such sums. Gross Receipts shall not be deemed to include any portion of any advance payments, guarantee payments or minimum royalty payments which Publisher may receive in connection with any subpublishing agreement, collection agreement, licensing agreement or other agreement with respect to the Compositions unless such payments are made solely for the use of specific and separately identifiable Composition(s) and no other musical compositions or other works of authorship, in which event such sums shall be deemed Gross Receipts actually received by Publisher for such uses.

4.04     During the term hereof and thereafter until the end of the first accounting period in which all advances and other recoupable sums hereunder ("advances") are fully recouped (the "Recoupment Period"), Publisher shall have the right to collect (or authorize others to collect) the so-called "writer's share" of all monies payable with regard to the Compositions pursuant to the Audio Home Recording, Act, 17 U.S.C. §1001 et seq. ("AHRA Monies"), and Composer hereby assigns said AHRA Monies to Publisher. Publisher shall recoup all advances from the AHRA Monies and account for and pay to Composer 100% of the balance thereof in accordance with paragraph 5 below. At the end of the Recoupment Period, Publisher shall re-assign to Composer ail rights in and to AHRA Monies payable thereafter.

   5.    Accountings.      Publisher shall render to Composer within ninety (90) days after the last days of Publisher's regular semiannual accounting periods of each year in which royalties are accrued hereunder a statement showing all royalties earned by Composer during such accounting period and specifying, the source and type of such income received, and will pay at the same time all sums shown thereon to be due to Composer less any advances and other recoupable charges hereunder. All royalty statements and other accounts rendered to Composer hereunder will be binding upon Composer unless specific objection, in writing, stating the basis thereof is received by Publisher within two (2) years from the date rendered, in which event such statement shall be binding in all respects except for those specifically stated in such written objection. A certified public accountant designated by Composer who is not then engaged in an audit of Publisher's books and records shall have the right to examine and inspect Publisher's books and records with respect to the Compositions at the place where they are normally maintained upon thirty (30) days' prior written notice during normal business hours, but in no event more than once with respect to any given accounting period nor more than once in any given calendar year. Legal action with respect to a specific accounting and/or the accounting period to which the same relates shall be forever barred if not commenced in a court of competent jurisdiction within three (3) years after such statement is rendered.

   6.      Collaboration.     Composer shall consult with Publisher prior to collaborating with any other person as a writer, composer, arranger or adaptor of any Composition. Promptly after collaborating as a writer, composer, arranger or adaptor of a Composition with any other person, Composer shall execute and cause Composer's collaborator to execute a document in a form provided by Publisher confirming, among other things, of the identity of the collaborator; the respective shares of authorship of the Composition attributable to Composer and the collaborator in question; the names, addresses and phone numbers of the respective copublishers; and the date the Composition was created.

    7.       Name and Likeness.      Publisher shall have the exclusive right to use and to allow others to use Composer's legal and professional name and likeness, biographical material and facsimile signature in connection with the use, promotion and exploitation of the Compositions in particular, including, without limitation, personality folios, and in connection with institutional advertisements concerning Publisher, provided that nothing herein shall be deemed to grant Publisher any so-called "merchandising rights" in Composer's name, likeness, biographical material or facsimile signature. Publisher shall have the further sole and exclusive right to refer to Composer during the term hereof as Publisher's "exclusive writer" or words to that effect.

    8.     Term.       The term of this agreement shall be month to month from and after the date hereof (the "Period").

    9.      Minimum Writing Requirement.        During each year of the term, Composer shall compose and deliver to Publisher hereunder not less than twelve (12) new and original musical compositions of marketable commercial quality (as determined by Publisher in its sole discretion) written by Composer in their entirety during the year in question at the rate of not less than one (1) such musical composition each month ("Composer's minimum writing requirement"). Compositions which are arrangements of works in the public domain shall be subject to all the terms and conditions hereof but shall not apply towards Composer's minimum writing requirement. For the purposes hereof any Composition in which Composer's authorship interest is less than one hundred percent (100%) of the entire copyright shall be credited against Composer's minimum writing requirement in the same proportion as Composer's fractional authorship interest in the Composition in question. [For example, a Composition cowritten by Composer and two (2) other writers in equal shares would count as one- third (1/3) Composition for the purposes of determining Composer's compliance with his minimum writing requirement.] Composer shall not be deemed to have complied with Composer's minimum writing requirement until Publisher's actual receipt with regard to each Composition in question of the materials required to be delivered pursuant to the first sentence of paragraph 3 hereof.

    10.     Unique Services.       Composer acknowledges and agrees that Composer's services hereunder and the products thereof are unique and extraordinary, the loss of which would cause Publisher irreparable harm for which no adequate remedy at law exists. Composer acknowledges that Publisher, in addition to all other available rights and remedies, shall be entitled to equitable relief to enforce this agreement in the event of Composer's breach or threatened breach hereof.

    11.     Suspension.          If, for any reason, Composer fails or refuses to render Composer's services as provided in this agreement, (including, without limitation, failure to comply with Composer's minimum writing requirement) Publisher, without limiting any other rights it may have, shall have the right, by written notice to Composer, in its discretion, to terminate this agreement.

    12.      Termination.        The termination or expiration of the term hereof shall in no way affect the respective rights and obligations of Composer and Publisher with respect to the Compositions. In such event, the relevant provisions of this agreement (including without limitation the warranties, covenants and representations by Composer) shall continue in full force and effect with respect thereto.

    13.      Warranties, Covenants and Representations.      Composer warrants, covenants and represents:

13.01   The Compositions are or will be new and original and will not infringe upon or unfairly compete with any other works, compositions, arrangements or material, and will not violate, invade, infringe upon or interfere with the rights of any third party.

13.02   Composer has the full right, power and authority to make this agreement, perform its terms and conditions, grant the rights herein granted to Publisher and furnish Composer's services hereunder, and to vest in Publisher all the rights as provided in this agreement free and clear of all other claims, rights, obligations and encumbrances whatsoever.

13.03   The exercise of Publisher's rights in and to each of the Compositions, including the copyright therein, will not violate, conflict with or unfairly compete with the rights of any third party, and there does not now and will not hereafter exist any claim by a third party in or to any of the Compositions and no third party has or will have any conflicting rights in and to any of the Compositions.

13.04    Composer has heretofore executed an agreement with the performing rights organization with which Publisher is affiliated. During the term of said agreement, said organization shall have rights of public performance of the Compositions. Composer agrees to give written notification to Publisher of any termination, modification or extension of said agreement within sixty (60) days of any such event.

    14.       Indemnification.

14.01  Composer shall and does hereby indemnify save and hold Publisher harmless from any loss or damage, including reasonable attorneys' fees, arising out of or in connection with any breach or default by Composer hereunder or any claim against Publisher by a third party which is inconsistent with any of the warranties, representations and covenants or agreements made by Composer in this agreement. In the event of the assertion of any claim against Publisher by a third party which is inconsistent with any of the warranties, representations, covenants or agreements made by Composer in this agreement, including, without limitation, a claim that any Composition infringes upon any other musical composition. Publisher shall promptly serve notice of such claim upon Composer, and Composer may, at Composer's sole cost and expense, participate in the defense of any such claim, provided that Publisher shall have the right to control the defense thereof subject to the foregoing. Publisher shall be entitled to settle any such claim and shall be entitled to indemnification in respect of any such settlement, unless Composer shall demonstrate in writing, within five (5) days after Composer's receipt of notice that Publisher intends to settle such claim, a good faith and reasonable basis for objecting to such settlement, which basis is not inconsistent with the terms of this agreement and the consummation of the transactions contemplated hereby; provided, however, that if such basis is so demonstrated, Publisher shall, nonetheless, be entitled, at its election:

(a)    to settle the claim, but in such event Publisher shall not be entitled to indemnification in respect of any such settlement; or,

(b)    require that Composer within ten (10) days after Publisher's request, at Composer's sole cost and expense, take over the defense of such claim, reimburse Publisher for all attorneys' fees and costs incurred to date, pay as and when due all costs incurred with regard thereto, including, without limitation, all attorneys' fees and costs thereafter incurred and provide Publisher with a bond, with surety and in an amount reasonably acceptable to Publisher, in the full amount of the claim and anticipated legal fees and costs. If, however, after taking over said defense and providing said bond, Composer shall fail to comply with the foregoing obligation, Publisher shall have the right to settle the claim in question in its sole discretion without the necessity of obtaining Composer's consent, and Composer shall be liable for indemnification with regard thereto.

14.02 In the event of such breach, default or claim, Publisher may, until the same has been adjudicated or settled, hold in trust for Composer in a regular passbook savings account any and all monies due and payable to Composer hereunder in an amount reasonably necessary to indemnify Publisher fully hereunder with regard to such breach, default or claim (including anticipated reasonable attorneys' fees and costs), provided that upon final adjudication or settlement thereof, such monies may, at Publisher's option and to the extent necessary, be applied in satisfaction of such judgment or settlement. Notwithstanding the foregoing, however, Publisher shall release said monies to Composer and commence payments hereunder in the event: (1) Composer furnishes Publisher with a bond, in form and with surety acceptable to Publisher, in the full amount of the claim and Publisher's anticipated attorneys' fees and costs; or (2) no suit is filed against Publisher with regard to said claim within one (1) year after Publisher's most recent receipt of written notice of or other communication concerning the claim in question (without prejudice to Publisher's right to withhold said sums in the event the claim is presented again). In the event of the rendition of a final, nonappealable judgment by a court of competent jurisdiction in Composer's favor, such sums and any accrued interest, less reasonable attorney's fees and costs incurred by Publisher, shall be promptly released to Composer.

    15.      Legal Actions and Claims.     Any legal action or proceeding brought against an alleged infringer of any Composition shall be initiated in Publisher's sole discretion and prosecuted at its sole expense. After deduction of the expense of said litigation (including, without limitation, reasonable attorneys' fees and court costs), any recovery resulting from such action or litigation which is attributable to Composer's authorship share of the Composition shall be deemed "Gross Receipts" hereunder.

    16.      Demonstration Recordings.

16.1. Composer shall not be entitled to any compensation of any nature with respect to any services rendered by Composer in any capacity in connection with recordings of the Compositions for demonstration purposes ("Demos"). Composer shall incur no costs in connection with Demos for which Publisher shall be responsible (including, without limitation, any costs associated with any recording studio or facility owned by Composer in whole or in part) without Publisher's prior written consent in each instance. Subject to the foregoing, Publisher will not disapprove a budget for Demo recording costs with regard to any Composition which is otherwise acceptable to Publisher and which does not exceed Six Hundred Dollars ($600.00), prorated in the event that Composer's authorship of the Composition in question is less than one hundred percent (100%). All Demos, Master Productions, and all other recordings and reproductions made at Demo sessions or otherwise hereunder shall be the sole and exclusive property of Publisher. Fifty percent (50%) of the costs of the production of Demos shall be deemed advances to Composer, recoupable from any sums otherwise payable to Composer pursuant hereto. Nothing herein, however, shall obligate Publisher to produce or allow the production of a Demo of any one or more Compositions.

16.2. Publisher shall not exploit commercially any Demo containing Composer's featured vocal performances without obtaining Composer's prior consent in each instance, which Composer shall not unreasonably withhold. In the event, however, Publisher commercially exploits any Demo with Composer's consent the income actually received by Publisher with regard to such exploitation (after deduction of all expenses associated therewith) shall be deemed to be Gross Receipts hereunder.

    17.      Approvals.     With regard to any right granted Composer herein to consent to or approve any designated thing or action:

17.1 Composer agrees not to withhold Composer's consent or approval unreasonably; and,

17.2 Composer shall be deemed to have rendered Composer's consent or approval in any given instance in which Composer, or someone on Composer's behalf, fails to respond to Publisher's request for same within five (5) business days after Publisher's request therefore.

    18.      Assignment.     Neither this agreement nor any of Composer's rights or obligations hereunder shall be assignable by Composer. Publisher shall have the right to assign this agreement to any parent, subsidiary or affiliate, any entity into which it may merge or any purchaser of a substantial portion of its music publishing assets. Nothing herein, however, shall restrict Publisher's right to assign any Composition or rights therein in Publisher's sole discretion in the ordinary course of business.

    19.      Cure of Defaults.     As a condition precedent to the assertion by either party hereto that the other party is in default in performing any obligation contained herein (with the exception of Composer's obligations of exclusivity to Publisher and alleged breaches of the provisions of paragraph 9 hereof), the asserting party shall advise the other party in writing specifying any such alleged default, and such party shall be allowed a period of thirty (30) days after such written notice within which to cure such alleged default. For the purposes hereof, no alleged breach of this agreement by either party shall be deemed incurable, provided that nothing shall prohibit a party from seeking equitable relief to prevent or restrain any alleged breach hereof.

    20.      Advances.

20.01 Provided Composer has fully complied with all the terms and conditions hereof. Publisher shall pay the following advances to Composer during the term of this agreement which shall be deemed nonreturnable advances recoupable from any and all royalties otherwise payable to Composer pursuant hereto:

(a)      Monthly Payments of Two Thousand Dollars ($2,000) per month.

20.02  From time to time during the term hereof, Composer may travel in connection with the rendition of his services hereunder. If Publisher, in its sole discretion, agrees in writing to advance additional sums to Composer in connection with such travel, the sums so advanced shall be recoupable from any royalties otherwise payable to Composer hereunder.

20.03  Fifty percent (50%) of ail sums expended by Publisher in connection with the independent promotion of records embodying any Composition which are incurred with Composer's prior approval shall be deemed advances to Composer hereunder, recoupable from any royalties otherwise payable to Composer hereunder.

    21.      Notices.     All notices given hereunder by either party to the other (excluding accounting statements) shall be transmitted in writing by United States registered or certified mail, return receipt requested and postage prepaid, or by telegraph to the parties' addresses set forth above or to such other address as a party shall designate by notice to the other. All notices and accountings shall be deemed given upon the date of deposit thereof in the United States Mail with the exception of notices of change of address which shall be deemed given only upon actual receipt by the intended recipient. Courtesy copies of all notices shall be provided as follows:

Publisher and Copublisher

Timothy Ray Rushlow
Rushin Music
617 Sugar Tree Lane,
Franklin, TN 37064
Telephone: (615) 975-3224
Email: timrushin@gmail.com

provided that no failure to send any such courtesy copy shall neither be a breach of this agreement nor shall it affect the validity of the notice in question.

   22.     Legal Counsel.     COMPOSER STIPULATES AND ACKNOWLEDGES THAT COMPOSER HAS BEEN REPRESENTED BY AND HAS RELIED UPON INDEPENDENT LEGAL COUNSEL OF COMPOSER'S OWN CHOOSING IN THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT. IN THE EVENT THAT COMPOSER HAS NOT HAD COMPOSER'S LEGAL COUNSEL REVIEW THIS AGREEMENT, COMPOSER HAS KNOWINGLY AND VOLUNTARILY WAIVED THIS RIGHT AND COMPOSER AGREES THAT HE SHALL BE DEEMED TO HAVE WAIVED ANY AND ALL CLAIMS ARISING OUT OF HIS FAILURE TO HAVE LEGAL COUNSEL REVIEW THIS AGREEMENT.

    23.      Miscellaneous.     This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee applicable to agreements made and to be wholly performed therein. The state and federal courts located in Davidson County, Tennessee, shall have exclusive jurisdiction over any and all disputes and litigation arising with regard to this agreement, and the parties irrevocably submit themselves to the personal jurisdiction of such courts. If any provision of this agreement shall for any reason be held invalid or unenforceable by a court of competent jurisdiction, all other provisions shall continue in full force and effect. The paragraph headings are included solely for the convenience of the parties and shall not be deemed to describe, limit, modify or in any way affect the scope or interpretation of the paragraph themselves. This agreement sets forth the entire agreement between the parties, and no modification, amendment, waiver, termination or discharge of this agreement or any provisions thereof shall be binding unless confirmed by a written instrument signed by both parties. No waiver of any provision of or default under this agreement shall affect Publisher's right thereafter to enforce such provision or to exercise any right or remedy in the event of any other similar or dissimilar default.

    24.     Co-ownership and Administration.

24.01. As used herein the term "Copublished Compositions" refers to each Composition hereunder.

24.02. Notwithstanding any provision to the contrary herein contained, the Copublished Compositions shall be owned fifty percent (50%) by Publisher and fifty percent (50%) by Copublisher. Subject to paragraph 24.03 below, all rights in the Copublished Compositions shall be exclusively administered by Publisher for the life of copyright protection therein, including all extensions and renewals of copyright throughout the world, all in accordance with the following terms and conditions:

(a)    The Copublished Compositions shall be registered for copyright by Publisher in the names of Publisher and Copublisher in the office of the Register of Copyrights of the United States of America as and when Publisher deems necessary in its sole business judgment.

(b)    Publisher shall have the sole and exclusive right to administer and exploit the Copublished Compositions, to print, publish, sell, dramatize, use and license any and all uses of the Copublished Compositions, to execute in its own name any and all licenses and agreements whatsoever affecting or respecting the Copublished Compositions, including, but not limited to, licenses for mechanical reproduction, public performance, dramatic uses, synchronization uses and subpublication, and to assign or license such rights to others throughout the world. Without limiting the foregoing, Publisher is entitled to receive and collect and shall receive and collect all Gross Receipts derived from the Copublished Compositions throughout the world, and Publisher shall pay to Copublisher fifty percent (50%) of Net Receipts (as defined below). All payments to Copublisher shall be made in accordance with the same accounting provisions of this agreement as with respect to payments to Composer and shall be subject to all of the same provisions concerning royalties payable to Composer, including, without limitation, those concerning recoupment, deductions, offsets and indemnifications.

(c)    "Net Receipts" is defined as Gross Receipts less the following:

(1)      Royalties which shall be paid by Publisher to Composer pursuant to this agreement and royalties which shall be paid by Publisher to any other publishers or writers of the Copublished Compositions;

(2)      Direct, reasonable, out-of-pocket, administrative and exploitation expenses of Publisher with respect to the Copublished Compositions, including, without limitation, registration fees, advertising and non-in-house promotion expenses directly related to the Copublished Compositions, Demo production costs related to the Copublished Compositions (to the extent not recouped from royalties otherwise payable to Composer), and the costs of transcribing for lead sheets.

(3)      Attorneys' fees, if any, actually paid by Publisher for any agreements (other than the within agreement) affecting solely the Copublished Compositions.

(d)      To the extent permitted by law, small performing rights in the Copublished Compositions for the United States and Canada shall be assigned to and licensed by the performing rights society to which both parties belong. Said society shall be and is hereby authorized to collect and receive all monies earned from the public performance of the Copublished Compositions in the United States and Canada and shall be and is hereby directed to pay directly to Publisher the entire amount allocated by said society as the so-called "publisher's share" of public performance fees for the Copublished Compositions for the United States and Canada. Annexed hereto as Exhibit C is the form of letter of direction from Copublisher to BMI, ASCAP or SESAC (as the case may be), which shall effectuate the foregoing provisions. Copublisher shall sign and deliver to Publisher copies of said letter simultaneously herewith, and in default thereof Publisher is hereby authorized and empowered by Copublisher to sign copies of said letter for and on behalf of Copublisher and submit same to the appropriate society.

(e)      Copublisher hereby ratifies and shall be subject to the same warranties, representations and covenants as set forth herein with respect to Composer.

       24.03  Notwithstanding the foregoing, at any time after the Reversion Date, Copublisher shall have the right to notify Publisher of its election that Copublisher administer its ownership interest in the copyrights in the Copublished Compositions and the right to administer the royalties payable to Composer hereunder (collectively, "Copublisher's Interest"), subject to any existing licenses and agreements. "Reversion Date" refers to the later of (a) three (3) years following the date of the expiration of the term hereof and (b) the date Publisher renders an accounting statement hereunder to Composer/Copublisher reflecting Publisher's recoupment or receipt of repayment from Copublisher of all unrecouped advances and other recoupable charges hereunder. Any such reversion shall be effective as of the end of the first full calendar semi-annual period after Publisher's receipt of such notice. Thereafter, Copublisher shall have the right to administer Copublisher's Interest in the

EXHIBIT A

Pre-existing Compositions

Title Creation	Composer(s)/Publisher/ Authorship Share/Ownership Shares	Date of

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Liquid Spins, Inc.

By:	/s/ Herman C. DeBoard, CEO

ACCEPTED and AGREED:

By:	/s/ Timothy Ray Rushlow
“Timothy Ray Rushlow”

Soc. Sec. No. XXX-XX-XXXX

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